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Corporate Advisory

PERSONAL AND CONFIDENTIAL

July 10, 2015

Sean Zarinegar
President
American Housing Income Trust Inc.
34225 N. 27th Drive
Building 5, Suite 238
Phoenix, AZ 85085

Dear Mr. Zarinegar,

This engagement (the "Engagement Agreement") will confirm the understanding and agreement between Tech Associates, Inc. (the "Consultant") with principal offices at 75 Broadway Street, Suite 202, San Francisco, CA 94111 and American Housing Income Trust Inc. (the "Client"), a Real Estate Investment Trust (REIT) organized under the laws of the State of Maryland, with its principal offices at 34225 N. 27th Drive, Building 5, Suite 238, Phoenix, AZ 85085.

RECITALS

A. The Client desires to engage the Consultant to provide consulting services as specifically enumerated below commencing as of the date hereof related to a series of transactions, (each as hereafter defined below), all on a best efforts basis and the Consultant desires to so be engaged: (1) Development of its corporate presentation materials, and (2) introduction to potential capital funding sources.

AGREEMENT

NOW THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto hereby agree to be legally bound as follows:

With the execution of this Agreement, the Client, will engage the Consultant with the following services as stated within Recital A (1) Development of its corporate presentation materials, and (2) introduction to capital funding sources. The Consultant reserves the right to hire third party groups to fulfill its agreement with the Client and upon such arrangement; the Client will be responsible for any expenses incurred by any third party group used to facilitate the performance of this agreement. Further, with the execution of this Engagement Agreement, the Client understands and agrees that all services will be performed upon a best efforts basis. The Client agrees and accepts financial responsibility for expenses related to each of the aforementioned deliverables.

1. Term. The term of this Agreement shall commence on the Effective Date with an initial term of 1 month, (one month) and thereafter on an ongoing open-ended basis. Either party shall have the ability to terminate the Agreement at anytime with a notice provided in writing within 7 days prior to termination.

2. Consideration. As consideration for the services rendered by the Consultant, hereunder,

   - Compensation: The Client will pay the Consultant, $3,000 (Three Thousand Dollars) via bank wire, or bank deposit, and if extended beyond the first month, at a continued rate of $3,000 (Three Thousand Dollars) per month, payable on the first day of each month. Further, with the execution of this Agreement, the Client will immediately issue 6,000 shares of restricted common stock, (and if extended beyond the first month, at a continued rate of 6,000 shares of restricted common stock per month) with piggyback registration rights on any Securities Act of 1933 registration filing (the "33 Act"). The cost of the issuance of the Consultant's certificates shall be borne by the Client. The Client also agrees that upon any termination event, the Consultant will retain shares that were issued under this Agreement.

   - Expense Reimbursement: The Client agrees to cover all travel expenses in advance on behalf of the Consultant, all other approved expenses will be reimbursed within ten business days of presentment of receipts in support thereof, for all pre-approved reasonable, ordinary and expenses incurred by the Consultant in conjunction with the Consultant's services to the Client, consistent with the Client's standard reimbursement policy.

3. Defense & Indemnification. The Client., in the event of a lawsuit, investigation, or claim will, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Consultant from (i) any and all losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement of the Client., under this Agreement or any document delivered by the Client, to the Consultant in connection herewith, (ii) any and all claims, liabilities, losses or damages related solely and exclusively to statements prepared by, or made by, the Consultant that are either approved in advance by the Client., or entirely based on information provided by the Client, to the Consultant expressly for use in connection with the Services contemplated herein, and (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, except in case of the Consultant's gross negligence, bad faith or willful misconduct with respect thereto (iv the Client, will allow the Consultant to choose legal counsel and legal fees as incurred. Further, based upon information currently available and a reasonable belief, the Consultant represents and warrants that there are no restraints or limitations in it agreeing to the terms of this Agreement, such as non-compete, non-solicitation, non-circumvention, or any similar agreements that might impair its performance of its duties and obligations hereunder.

4. Due Diligence. The Consultant shall have the right to conduct a due diligence review of the Company that demonstrates that the company is suitable for the aforementioned directives in this Agreement. This due diligence review may include consultation with the Company's executive management team. The Consultant shall have the right to terminate this Agreement if the Consultant determines in its sole discretion that there is any material and non-curable due diligence issue.

6. Non-circumvent. The Consultant and the Client, mutually agree that no effort will be made to circumvent the terms of this Agreement in an attempt to gain commissions, fees, remuneration, or considerations to the benefit of either of the signatories to this Agreement while excluding equal or other agreed-to benefits to the other party while this Agreement is in effect.

7. No Assignment. The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto (including any person with which the either party respectively may merge or consolidate) and upon their respective heirs, executors and personal representatives. This Agreement is otherwise non-assignable by either party without the prior written consent of the other party.

8. Notices. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested and shall be addressed to the parties at the addresses provided by the other, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of five (5) business days after mailing.

9. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10. Governing Law. This Agreement shall be interpreted under, and governed by the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

11. Counterparts. This Agreement may be executed by the parties hereto in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

12. Survival. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of the parties hereto, shall inure to the benefit of the legal representatives, successors and assigns of beneficiary party thereto.

If the foregoing correctly sets forth the understanding and agreement between American Housing Income Trust Inc. and Tech Associates, Inc please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date hereof.

American Housing Income Trust Inc.

By: ______________________ Date: 07/10/2015

Sean Zarinegar
President

I hereby acknowledge receipt of this Agreement and sign below signifying our full acceptance to the terms and conditions hereof:

Tech Associates, Inc. (Consultant)

By: ______________________ Date: 7/10/15

Richard Chiang
President

Tech Associates Inc
75 Broadway Street Suite 202
San Francisco, CA 94111